UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934

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THE WARNACO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WARNACO GROUP, INC.

501 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2004

To the Stockholders of
THE WARNACO GROUP, INC.:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of The Warnaco Group, Inc. (the "Company") will be held at The Westin New York at Times Square, 270 West 43rd Street, New York, NY 10036 on Wednesday, May 19, 2004, at 11:00 a.m., local time, or at any adjournments or postponements thereof (the "Annual Meeting") for the following purposes:

1.	To elect seven directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 1, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting.

The proxy statement describes the matters to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 6, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of the Company located at 501 Seventh Avenue, New York, New York, 10018 for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

By Order of the Board of Directors
JAY A. GALLUZZO Vice President, General Counsel & Secretary

New York, New York
April 16, 2004

THE WARNACO GROUP, INC.
501 Seventh Avenue
New York, New York 10018

P R O X Y   S T A T E M E N T

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2004

INTRODUCTION

This proxy statement (the "Proxy Statement") and the accompanying proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Warnaco Group, Inc., a Delaware corporation (the "Company"), for use at the 2004 Annual Meeting of Stockholders to be held at The Westin New York at Times Square, 270 West 43rd Street, New York, NY 10036 on Wednesday, May 19, 2004, at 11:00 a.m., local time, or at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, Proxy Statement and accompanying proxy are first being mailed on or about April 16, 2004 to stockholders of record as of the close of business on April 6, 2004.

You can ensure that your shares are voted at the Annual Meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by (1) notifying the Company's Transfer Agent, Wells Fargo Corporate Trust, Sixth & Marquette, Minneapolis, MN 55479, in writing, (2) providing the Company with a subsequently properly executed proxy or (3) attending the Annual Meeting and voting in person, provided, that if your shares are held of record by a broker, bank or other nominee and you wish to attend, and vote at, the Annual Meeting, you must (a) obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares, (b) obtain a proxy issued in your name from the record holder and (c) bring both the letter and the proxy to the Annual Meeting.

The Company's principal executive offices are located at 501 Seventh Avenue, New York, New York 10018.

Voting Of Proxies

All properly executed proxies received prior to the Annual Meeting will be voted in accordance with the instructions specified thereon. As to any matter for which no choice has been specified in a properly executed proxy, the shares represented thereby will be voted "FOR" the election of all seven nominees for the Board of Directors and "FOR" the ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending January 1, 2005 and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

Directors shall be elected by a plurality of the votes of the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), present at the Annual Meeting, in person or by properly executed proxy, and entitled to vote. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the proposal relating to the ratification of the appointment of Deloitte & Touche as the Company's independent auditors requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting, in person or by properly executed proxy, and entitled to vote. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

Outstanding Voting Securities

As of the close of business on April 6, 2004, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 45,889,674 shares of Common Stock. Each share of Common Stock is entitled to one vote per share. Only stockholders of record as of the close of business on April 6, 2004 will be entitled to vote.

Solicitation Of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of communication. The Company is using the services of Morrow & Co., Inc. to assist in soliciting proxies. The Company expects that the fees and expenses for such services will not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to their beneficial owners, and the Company will reimburse them for their reasonable expenses incurred in connection therewith. Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting and until their successors have been elected and qualified. Currently, the members of the Board of Directors are David A. Bell, Robert A. Bowman, Richard Karl Goeltz, Joseph R. Gromek, Sheila A. Hopkins, Charles R. Perrin and Cheryl Nido Turpin. The seven nominees for directors are David A. Bell, Robert A. Bowman, Richard Karl Goeltz, Joseph R. Gromek, Sheila A. Hopkins, Charles R. Perrin and Cheryl Nido Turpin. Certain biographical information regarding the seven nominees is set forth below.

The accompanying proxy will be voted "FOR" the election of the Board of Directors' nominees unless contrary instructions are given. If one or more of the Board of Directors' nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ITS NOMINEES, WHICH IS DESIGNATED AS ITEM NO. 1 ON THE ENCLOSED PROXY CARD.

BIOGRAPHICAL INFORMATION

Set forth below are the name, age as of April 16, 2004, positions and offices with the Company, if applicable, and other selected biographical information of each (1) director nominee and (2) non-director executive officer of the Company.

Biographical Information of the Director Nominees

Charles R. Perrin, 58, has been a director of the Company since April 2003 and has served as the Company's Non-Executive Chairman since March 2, 2004. Mr. Perrin served as Acting Non-Executive Chairman from January 6, 2004 until March 1, 2004. Mr. Perrin served as Chairman of Avon Products, Inc. ("Avon") from May 1999 to November 1999 and Chief Executive Officer of Avon from July 1998 to November 1999. He served as Avon's Vice Chairman from January 1998 to May 1999 and Avon's Chief Operating Officer from January 1998 to July 1998. Mr. Perrin served as Chairman and Chief Executive Officer of Duracell International, Inc. from 1994 to 1996. He is a Trustee of Trinity College, Vice Chairman of Ability Beyond Disability, Chairman of Clearpool, Inc. and currently serves as a director of Campbell Soup Company.

David A. Bell, 60, has been a director of the Company since April 2003. In February 2003, Mr. Bell was named Chairman and Chief Executive Officer of The Interpublic Group of Companies ("Interpublic"). Previously, he served as Interpublic's Vice Chairman. From March 1999 to 2001, he served as

Chairman and Chief Executive Officer of True North Communications, Inc. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. He is currently Chairman of the Advertising Educational Foundation, PRO-AD PAC and the Ad Council. Mr. Bell also serves on the Board of Directors of Primedia Inc. and The New York City Partnership. He is a Trustee of the Convent of the Sacred Heart School in New York City and the Pittsburgh Theological Seminary.

Robert A. Bowman, 49, has been a director of the Company since January 2004. He also currently serves as President and Chief Executive Officer of Major League Baseball Advanced Media ("MLB.com"), the internet and interactive media unit of Major League Baseball. Prior to joining MLB.com in November 2000, Mr. Bowman was President and Chief Executive Officer of Cyberian Outpost, Inc. Before he joined Cyberian Outpost in September 1999, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served for eight years as Treasurer of the State of Michigan. Mr. Bowman is currently a director of World Wrestling Entertainment, Inc.

Richard Karl Goeltz, 61, has been a director of the Company since July 2002. Mr. Goeltz served as Vice Chairman and Chief Financial Officer of the American Express Company from 1996 to 2000. Previously, Mr. Goeltz was Group Chief Financial Officer and a member of the Board of Directors of NatWest Group ("NatWest"), the parent company of National Westminister Bank PLC. Prior to joining NatWest, Mr. Goeltz served The Seagram Company for over 20 years in a variety of management positions. Mr. Goeltz is a director of Federal Home Loan Mortgage Corporation, the New Germany Fund, a member of the Board of Overseers of Columbia Business School, a director of Opera Orchestra of New York, a member of the Council on Foreign Relations and a member of the Court of Governors of the London School of Economics and Political Science.

Joseph R. Gromek, 57, was elected President and Chief Executive Officer of the Company in April 2003, at which time he was also elected to the Board of Directors. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc. From January 2002 until he joined the Company in April 2003, Mr. Gromek worked as an independent consultant. Over the last 25 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores Corporation. Mr. Gromek is the Vice Chairman of the Board of Trustees of Volunteers of America.

Sheila A. Hopkins, 48, has been a director of the Company since July 2003. Ms. Hopkins currently serves as Vice President Global Business Development at Colgate-Palmolive Company. Previously she served as Vice President of U.S. Marketing at Tambrands and in various marketing positions at Procter & Gamble Company.

Cheryl Nido Turpin, 56, has been a director since April 2004. Ms. Turpin served as President and Chief Executive Officer of the Limited Stores from June 1994 to August 1997. She was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited, Inc., from January 1990 to June 1994. Ms. Turpin is a director of Footlocker, Inc. and The Women's Fund of Central Ohio and a member of the Board of Trustees of the Columbus School for Girls.

Biographical Information of the Non-Director Executive Officers

Jay A. Galluzzo, 29, has served as the Company's Vice President and General Counsel since March 2003 and as its Secretary since May 2003. Mr. Galluzzo was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from October 2000 to March 2003. From September 1999 to September 2000, Mr. Galluzzo served as a law clerk to the Hon. Charles L. Brieant, United States District Judge for the Southern District of New York. Mr. Galluzzo received a J.D. from Columbia Law School in May 1999.

Lawrence R. Rutkowski, 46, has served as the Company's Senior Vice President–Finance and Chief Financial Officer since September 2003. Over the last 20 years, Mr. Rutkowski has held senior management positions at National Broadcasting Company/General Electric and Walt Disney Studios. From December 1999 to June 2003, he served as Executive Vice President and Chief Financial Officer at Primedia, Inc. From November 1993 to December 1999, he served at National Broadcasting Company/General Electric as Senior Vice President and Chief Financial Officer–Strategic Business Development and Controller of Corporate Finance.

Stanley P. Silverstein, 51, has served as the Company's Senior Vice President–Corporate Development since March 2003 and as its Chief Administrative Officer since December 2001. Mr. Silverstein served as the Company's Vice President and General Counsel from December 1990 until February 2003. Mr. Silverstein served as the Company's Assistant Secretary from June 1986 to January 1987 and as its Secretary from January 1987 until May 2003.

Roger A. Williams, 56, has served as the Company's President–Swimwear Group since May 2002. Mr. Williams owned his own private consulting firm from 1998 to 2002. Between 1994 and 1997, Mr. Williams served as Executive Vice President of Guess?. He also served as Executive Vice President of Donna Karan from 1992 to 1994. From 1982 to 1990, Mr. Williams served as Chief Operating Officer of Olga Intimate Apparel and Group President, Warnaco Retail, and thereafter as Executive Vice President and Chief Financial Officer for Warnaco Inc. Mr. Williams also served as Chief Operating Officer of Authentic Fitness Corporation from 1990 to 1992.

John Thomson Wyatt, 48, has served as the Company's President–Intimate Apparel Group since May 2002. Prior to joining the Company, Mr. Wyatt served as Executive Vice President of Strategic Planning at Saks Inc. From 1998 to 1999, Mr. Wyatt was Chairman and Chief Executive Officer of Parisian, a division of Saks Inc. Mr. Wyatt also served as President of the Company's Intimate Apparel Group. In addition, Mr. Wyatt held senior level positions during his 24-year career at VF Corporation, including President of Vanity Fair Intimates from 1992 to 1995 and Vanity Fair Intimates Coalition President from 1995 to 1997.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Messrs. Bell, Bowman, Goeltz and Perrin and Ms. Hopkins and Ms. Turpin are independent directors as defined in the NASDAQ listing standards and as determined by the Board of Directors.

The Board of Directors has adopted Corporate Governance Guidelines, a Code of Ethics for Principal Executive and Senior Financial Officers and an Employee Code of Business Conduct and Corporate Ethics Policy, all of which are posted, along with the Company's Charter, By-Laws and Committee Charters, on the corporate governance page of the Company's internet website located at www.warnaco.com. Any amendment to, or waiver of, the Code of Ethics for Principal Executive and Senior Financial Officers will be disclosed on the Company's website.

The Board of Directors held 11 meetings in the fiscal year ended January 3, 2004 ("Fiscal 2003"). During Fiscal 2003, all of the directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of Directors of which they were a member. The Company strongly encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. Seven out of eight of the Company's then-sitting directors attended last year's annual meeting.

The Board of Directors has adopted certain processes for receiving communications from stockholders. Stockholders of the Company may contact any member (or all members) of the Board of Directors (including, without limitation, any committee of the Board or any chair of any such committee) by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, stockholders shall address correspondence to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence shall be sent to the Company "c/o Corporate Secretary" at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. This contact information is also available on the corporate governance page of the Company's internet website at www.warnaco.com. On the corporate governance page, stockholders will find an on-line form that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors. In addition, the website includes instructions for sending any such message. All communications received from stockholders will be opened by the Company's Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company's directors. Any contents that are not in the nature of advertising or promotions of a product or service will be forwarded promptly to the addressee.

In Fiscal 2003, the Board of Directors had the following standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. In addition, the Board of Directors had a Restructuring Committee and a Pension Committee, both of which ceased to exist on February 4, 2003, the date the Company emerged from bankruptcy. The Audit Committee assumed the responsibilities of the Pension Committee after the Company's emergence from bankruptcy.

Audit Committee

The Audit Committee, which met 13 times in Fiscal 2003, is primarily responsible for (1) monitoring the quality and integrity of the Company's financial statements and related disclosure and systems of internal controls regarding risk management, finance and accounting; (2) appointing the independent auditors and approving in advance the independent auditors' fee arrangements and other terms of service; (3) monitoring the independent auditors' qualifications and independence; (4) approving in advance any non-audit services to be provided by the independent auditors; (5) monitoring the performance of the Company's internal audit function and independent auditors; (6) providing an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; (7) monitoring the Company's compliance with legal and regulatory requirements; (8) reviewing and approving related party transactions; and (9) issuing the report required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.

From January 4, 2003 until February 4, 2003, the members of the Audit Committee were Mr. Joseph A. Califano, Jr., Chairman, Dr. Manuel T. Pacheco and Mr. Stuart D. Buchalter. From February 4, 2003 until the end of Fiscal 2003, the members of the Audit Committee were Mr. Buchalter, Mr. Goeltz, Chairman (as of February 12, 2003), and Mr. Perrin (as of April 25, 2003). Currently, the members of the Audit Committee are Mr. Bowman, Mr. Goeltz, Chairman, Ms. Hopkins and Mr. Perrin. Each member of the Audit Committee during Fiscal 2003 was, and each current member is, an independent director under the NASDAQ listing standards and qualified pursuant to the additional NASDAQ requirements for audit committee members. The Board of Directors has determined that Mr. Goeltz is an "audit committee financial expert" as that term is defined in the applicable SEC rules and in satisfaction of the applicable NASDAQ audit committee requirements.

The Audit Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met three times in Fiscal 2003, has as its primary purposes (1) assisting the Board of Directors by actively identifying individuals qualified to become directors; (2) recommending to the Board of Directors the director nominees for election at annual meetings of stockholders; (3) recommending to the Board of Directors nominees to serve on committees of the Board of Directors; (4) recommending to the Board of Directors a member of each committee to serve as Chair of that committee; (5) leading the Board of Directors, each committee of the Board of Directors and management in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; (6) overseeing compliance with the Company's code of conduct; and (7) developing, recommending to the Board of Directors and administering the Corporate Governance Guidelines of the Company.

From January 4, 2003 until February 4, 2003, the members of the Nominating and Corporate Governance Committee (then called the Nominating Committee) were Mr. Buchalter and Mr. Harvey Golub. From February 4, 2003 until the end of Fiscal 2003, the members of the Nominating Committee were Mr. Alvarez (until May 28, 2003), Mr. Bell (effective April 25, 2003), Mr. Buchalter, Chairman, and Mr. Goeltz. Currently, the members of the Nominating and Corporate Governance Committee are Mr. Bell, Mr. Goeltz and Mr. Perrin, Chairman, each of whom is an independent director under the NASDAQ listing standards.

The Nominating and Corporate Governance Committee has adopted a policy to generally ensure that the minimum qualifications for serving as a director of the Company are that a nominee (1)

demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of the business and affairs of the Company and (2) have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines candidates' specific experiences and skills in light of (1) the needs of the Company and the Board of Directors, (2) time availability in light of other commitments, (3) potential conflicts of interest and (4) independence from management and the Company. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board of Directors. From time to time, the Nominating and Corporate Governance Committee engages firms that specialize in identifying director candidates.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In order to have a candidate considered by the Nominating and Corporate Governance Committee, stockholders must submit the following information: (1) the name of the stockholder and evidence of the stockholder's ownership of Common Stock, including the number of shares owned and the length of time of ownership and (2) the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the candidate's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors. The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee "c/o Corporate Secretary" at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. The Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Company's Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders. This information regarding the procedure for submitting stockholder nominations to the Board of Directors also can be found on the corporate governance page of the Company's internet website located at www.warnaco.com.

In considering Board of Director candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Company and the Board of Directors and also the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the candidate directly. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee will request further information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Nominating and Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments to assist in the evaluation process. The Committee's evaluation process shall not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Committee may take into consideration the number of shares held by a recommending stockholder and the length of time such shares have been held.

The Nominating and Corporate Governance Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Compensation Committee

The primary purpose of the Compensation Committee, which met three times in Fiscal 2003, is to discharge the responsibilities of the Board of Directors relating to all compensation, including equity compensation, of the Company's executive officers. Additionally, during Fiscal 2003 the Board of Directors met at certain times on behalf of the Compensation Committee. The Compensation Committee has overall responsibility for evaluating and making recommendations to the Board of Directors regarding (1) the performance and compensation of the Company's executive officers and non-employee directors and (2) equity-based and incentive compensation plans, policies and programs of the Company. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations.

From January 4, 2003 until February 4, 2003, the members of the Compensation Committee were Mr. Califano, Mr. Donald G. Drapkin and Mr. Golub, Chairman, all of whom were independent directors. From February 4, 2003 until April 25, 2003, the members of the Compensation Committee were Mr. Buchalter, Mr. Goeltz and Mr. Golub, all of whom were independent directors. From April 25, 2003 until the end of Fiscal 2003, the members of the Compensation Committee were Mr. Bell, Mr. Buchalter, Ms. Hopkins (effective July 7, 2003) and Mr. Perrin, Chairman, all of whom were independent directors. Currently, the members of the Compensation Committee are Mr. Bell, Chairman, Mr. Bowman, Ms. Hopkins and Mr. Perrin, all of whom are independent directors under the NASDAQ listing standards.

The Compensation Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Compensation Committee Interlocks And Insider Participation

During Fiscal 2003, no executive officer of the Company served as a director or as a member of the compensation committee of another company who had an executive officer that served as a member of the Compensation Committee or as a director of the Company.

COMPENSATION OF DIRECTORS

In Fiscal 2003, independent directors of the Company (other than Mr. Buchalter, who served as the Company's Non-Executive Chairman during Fiscal 2003) received an annual retainer fee of $65,000, of which 60% was paid quarterly in cash and 40% was paid in Common Stock issued under The Warnaco Group, Inc. 2003 Stock Incentive Program (the "2003 Stock Incentive Plan"), as well as fees of $2,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. In addition, in Fiscal 2003 the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees were paid additional fees of $10,000, $3,402 and $0, respectively. Directors of the Company were also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

Pursuant to the Company's plan of reorganization (the "Plan") which was confirmed by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), Mr. Buchalter was to receive $500,000 per year for his service as Non-Executive Chairman of the Board of Directors after February 4, 2003. Effective April 25, 2003, this amount was reduced to $250,000 per year in connection with the hiring of Mr. Gromek as President and Chief Executive Officer and the election of Messrs. Bell and Perrin to the Board of Directors. In connection with the consummation of the Plan on February 4, 2003 (the "Effective Date"), Mr. Buchalter was paid a cash bonus of $210,004. In addition, Mr. Buchalter also received 12,975 shares of Common Stock. In Fiscal 2003, Mr. Buchalter received an additional 2,113 shares of Common Stock, which was equivalent to the 40% portion of the other non-employee directors' annual retainer fees payable in Common Stock.

The Company does not pay any additional remuneration to employees who serve as directors of the Company.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

The following table provides information as of January 3, 2004 with respect to the Common Stock issuable under the 2003 Stock Incentive Plan. The Company currently has no other equity compensation plans. In accordance with the terms of the 2003 Stock Incentive Plan, all awards that were outstanding under prior Company equity compensation plans were cancelled in their entirety as of February 4, 2003.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)

Equity compensation plan approved by stockholders:	3,256,750	$10.85	1,732,313

Beneficial Ownership of Company Common Stock

The following table sets forth certain information with respect to beneficial ownership of Common Stock as of April 6, 2004 by (1) each of the Company's directors, (2) each of the Company's executive officers, (3) all of the directors and executive officers as a group and (4) each person or entity known by the Company to own five percent or more of any class of the Company's voting securities.

	Shares Beneficially Owned
Name	Number of Shares	Percent of Shares

David A. Bell (a)	5,813	*
Robert A. Bowman (a)	604	*
Richard Karl Goeltz (a)	5,113	*
Joseph R. Gromek (a) (b) (g)	325,000	*
Sheila A. Hopkins (a)	1,670	*
Charles R. Perrin (a)	12,113	*
Cheryl Nido Turpin (a)	311	*
Jay A. Galluzzo (a) (c) (g) (h)	15,692	*
Lawrence R. Rutkowski (a) (d) (g)	96,869	*
Stanley P. Silverstein (a) (e) (g) (h)	78,072	*
Roger A. Williams (a) (f) (g)	114,638	*
John Thomson Wyatt (a) (f) (g)	117,675	*

All directors and executive officers as a group	773,570	1.7%

5% Stockholders

The Bank of Nova Scotia (i)	3,468,400	7.7%
Hotchkis and Wiley Capital Management, LLC (j)	3,388,800	7.5%
The TCW Group, Inc. on behalf of the TCW Business Unit (k)	2,553,667	5.7%
General Electric Co. (l)	2,439,786	5.3%

*	Less than 1%

(a)	The business address of each of the directors and executive officers is c/o The Warnaco Group, Inc., 501 Seventh Avenue New York, New York 10018.

(b)	The number of shares beneficially owned includes 150,000 vested but unexercised options.

(c)	The number of shares beneficially owned includes 3,000 vested but unexercised options.

(d)	The number of shares beneficially owned includes 50,000 vested but unexercised options.

(e)	The number of shares beneficially owned includes 33,000 vested but unexercised options.

(f)	The number of shares beneficially owned includes 60,000 vested but unexercised options.

(g)	The number of shares beneficially owned includes shares of restricted stock issued in Fiscal 2003 pursuant to the 2003 Stock Incentive Plan. Restrictions on one-fourth of the shares lapsed on September 12, 2003 and an additional one-fourth will lapse on each of the first, second and third anniversaries of September 12, 2003.

(h)	The number of shares beneficially owned includes shares of restricted stock issued in fiscal 2004 pursuant to the 2003 Stock Incentive Plan. Restrictions on one-third of the shares will lapse on each of the first, second and third anniversaries of March 2, 2004.

(i)	Information based solely on a Schedule 13G, filed with the SEC on February 6, 2004, containing information as of December 31, 2003 by The Bank of Nova Scotia ("Scotiabank"), 44 West King Street West, Toronto, Ontario, Canada M5H 1H1, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, Scotiabank has sole voting power and sole dispositive power with respect to all such shares.

(j)	Information based solely on a Schedule 13G, filed with the SEC on February 12, 2004, containing information as of December 31, 2003 by Hotchkis and Wiley Capital Management, LLC ("Hotchkis and Wiley"), 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017-5439, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, Hotchkis and Wiley has sole voting power with respect to 2,448,100 shares and sole dispositive power with respect to all such shares.

(k)	Information based solely on a Schedule 13G/A, filed with the SEC on February 10, 2004, containing information as of December 31, 2003 by The TCW Group, Inc., on behalf of the TCW Business Unit ("TCW"), 865 South Figueroa Street, Los Angeles, California 90017, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, TCW has shared voting power with respect to 2,387,917 shares and shared dispositive power with respect to all such shares.

(l)	Information based solely on a Schedule 13F, filed with the SEC on January 30, 2004 containing information as of December 31, 2003 by General Electric Co. 3135 Easton Turnpike, Fairfield, Connecticut 06828 and GE Asset Management, GE Capital Equity Investments, Inc. and National Broadcasting Company, Inc., reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13F, General Electric Co. has sole voting power and sole dispositive power with respect to all such shares.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

In Fiscal 2003, the Company leased certain real property from an entity controlled by a former employee. All rights and obligations related to this lease were transferred to the new owners as part of the sale of all the assets of the A.B.S. by Allen Schwartz business unit in the first quarter of fiscal 2004. Rent expense related to this lease for the period January 5, 2003 to January 3, 2004 was $541,000.

From April 30, 2001 to June 11, 2001, the Company paid consulting fees to Alvarez & Marsal, Inc. ("A&M") of $1,256,000 pursuant to a consulting agreement. Under this agreement, several individuals who held executive positions with the Company (including Antonio C. Alvarez II, former President and Chief Executive Officer of the Company, and James P. Fogarty, former Senior Vice President and Chief Financial Officer of the Company) provided services as advisors to the Company. The A&M consulting agreement was terminated on June 11, 2001 and certain A&M employees became employees of the Company. Mr. Alvarez is a co-founding Managing Director and Mr. Fogarty is a Managing Director of A&M.

In connection with the Company's emergence from Chapter 11 bankruptcy protection, it entered into a second consulting agreement with A&M on January 29, 2003, which was supplemented by a March 18, 2003 letter agreement (collectively, the "A&M Agreement"), pursuant to which Mr. Alvarez and Mr. Fogarty continued serving the Company as Chief Executive Officer and Chief Financial Officer, respectively, and certain other A&M affiliated persons continued serving the Company in a consulting capacity. The A&M Agreement was effective as of February 4, 2003. The A&M Agreement provided that the Company would pay A&M on account of Mr. Alvarez's service as follows: (1) $125,000 per month until commencement of employment of a permanent Chief Executive Officer (the "New CEO"); (2) $125,000 per month for 15 days after the commencement of employment of the New CEO and (3) after the period described in (2) above, $750 per hour of transition services provided by Mr. Alvarez. The A& M Agreement further provides that the Company would pay A&M on account of Mr. Fogarty's service at a rate of $475 per hour. Moreover, A&M was eligible to receive the following incentive compensation under the terms of the A&M Agreement: (1) additional payments upon the consummation of certain transactions (including $210,000 which was paid to A&M following the consummation of the offering of the Company's 8% Senior Notes due 2013 (the "Senior Notes") and an aggregate of $1,218,000 which was paid in connection with the consummation of certain other transactions) and (2) participation in the Company's incentive compensation program for the periods Mr. Alvarez and Mr. Fogarty served as Chief Executive Officer and Chief Financial Officer, respectively. In connection with the offering of the Senior Notes, Mr. Alvarez received accrued interest and outstanding principal in the amount of $951,000 related to the Company's New Second Lien Notes due 2008 (the "Second Lien Notes"). In addition, amounts, including accrued interest, were paid to affiliates of some of the initial purchasers of the Senior Notes on account of Second Lien Notes then owned by such affiliates. Mr. Alvarez, Mr. Fogarty and A&M are bound by certain confidentiality, indemnification and non-solicitation obligations under the terms of the A&M Agreement. During the period February 5, 2003 to January 3, 2004, the Company made payments totaling $3,524,000 under the A&M Agreement. Additionally, in March 2004, the Company paid A&M $530,000 relating to Mr. Alvarez and Mr. Fogarty's participation in the Company's incentive compensation program in Fiscal 2003.

In April 2003, the Company recruited Joseph R. Gromek to be its President and Chief Executive Officer. Following an orderly transition, Mr. Alvarez returned to A&M. In September 2003, the Company hired Lawrence R. Rutkowski to be its Senior Vice President–Finance and Chief Financial Officer. Following an orderly transition, Mr. Fogarty returned to A&M.

The Company believes that the terms of each of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that executive officers and directors of the Company and stockholders who own more than ten percent of the Common Stock file reports of ownership and changes in ownership with the SEC. Executive officers and directors of the Company and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms that they file.

Based solely on a review of the copies of such reports furnished to the Company, the Company believes that, during Fiscal 2003, all Section 16(a) filing requirements applicable to the executive officers and directors of the Company and greater than ten percent stockholders were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation of (1) Mr. Gromek, the Company's Chief Executive Officer serving at January 3, 2004 and Mr. Alvarez, the Company's former President and Chief Executive Officer who served in such capacities until April 2003 and (2) the four most highly compensated executive officers serving at January 3, 2004 other than the Chief Executive Officer, namely Mr. John Kourakos, the Company's former Group President— Sportswear, Mr. Williams, Mr. Wyatt and Mr. Silverstein (collectively, the "Named Executives").

Summary Compensation Table

The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 5, 2002, January 4, 2003 and January 3, 2004.

	Annual Compensation						Long Term Compensation Awards
	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options/ SARs (Shares)	All Other Compensation
Current Officers of the Company:
Joseph R. Gromek (a)	2003	$627,715	$571,175	(b)	(c	)	$1,432,500	(d)	600,000	$827	(e)
President and Chief Executive	2002	—	—		—		—		—	—
Officer	2001	—	—		—		—		—	—
John Kourakos (f)	2003	800,031	850,000	(g)	(c	)	627,000	(h)	240,000	864	(e)
Group President – Sportswear	2002	—	—		—		—		—	—
	2001	—	—		—		—		—	—
John Thomson Wyatt	2003	650,025	197,320	(i)	(c	)	627,000	(h)	240,000	522	(e)
Group President – Intimate	2002	—	—		—		—		—	—
Apparel	2001	—	—		—		—		—	—
Roger A. Williams	2003	562,522	625,000	(j)	(c	)	627,000	(h)	240,000	1,350	(e)
Group President – Swimwear	2002	—	—		—		—		—	—
	2001	—	—		—		—		—	—
Stanley P. Silverstein	2003	450,018	637,500	(k)	(c	)	344,850	(l)	132,000	864	(e)
Senior Vice President –	2002	450,018	187,500	(m)	(c	)	—		—	—
Corporate Development and	2001	450,018	187,500	(m)	(c	)	—		—	—
Chief Administrative Officer
Former Officers of the Company:
Antonio C. Alvarez II (n)	2003	$130,774	—		(c	)	—		—	$5,765,369	(o)
President and Chief Executive	2002	1,500,057	—		(c	)	—		—	—
Officer	2001	1,152,927	—		(c	)	—		—	—

(a)	Mr. Gromek was elected President and Chief Executive Officer of the Company on April 15, 2003.
(b)	Represents bonus for Fiscal 2003 paid in March 2004.
(c)	The Company has concluded that the aggregate amount of other annual compensation paid to each of the Named Executives was below the lesser of $50,000 or 10% of such individual's salary and bonus for the fiscal year.

(d)	Represents 150,000 shares of restricted stock granted in Fiscal 2003 of which 37,500 shares vested on September 12, 2003. At January 3, 2004, Mr. Gromek held 112,500 shares of restricted stock. One-third of such shares vest on September 12, 2004 and an additional one-third vest on each successive anniversary through September 12, 2006. At January 3, 2004, the value of such restricted shares was $16.16 per share and $1,818,000 in the aggregate. The Company does not pay dividends on its Common Stock.
(e)	Represents Company portion of certain group term life insurance premiums.
(f)	Mr. Kourakos resigned effective January 17, 2004.
(g)	Represents certain transaction bonuses totaling $450,000 and bonus for Fiscal 2003 of $400,000 paid in March 2004.
(h)	Represents 60,000 shares of restricted stock granted in Fiscal 2003 of which 15,000 vested on September 12, 2003. At January 3, 2004, Mr. Kourakos, Mr. Wyatt and Mr. Williams each held 45,000 shares of restricted stock. One-third of such shares vest on September 12, 2004 and an additional one-third vest on each successive anniversary through September 12, 2006. At January 3, 2004, the value of such restricted shares was $16.16 per share and $727,200 in the aggregate. The Company does not pay dividends on its Common Stock.
(i)	Represents retention bonus of $150,000 paid pursuant to the Key Domestic Employee Retention Plan implemented in connection with the Company's bankruptcy proceedings and bonus for Fiscal 2003 of $47,320 paid in March 2004. See "Key Domestic Employee Retention Plan" below.
(j)	Represents retention bonus of $125,000 paid pursuant to the Key Domestic Employee Retention Plan implemented in connection with the Company's bankruptcy proceedings and bonus for Fiscal 2003 of $500,000 paid in March 2004. See "Key Domestic Employee Retention Plan" below.
(k)	Represents retention bonus of $187,500 paid pursuant to the Key Domestic Employee Retention Plan implemented in connection with the Company's bankruptcy proceedings, confirmation bonus of $150,000 paid in connection with the Company's emergence from bankruptcy and bonus for Fiscal 2003 of $300,000 paid in March 2004. See "Key Domestic Employee Retention Plan" below.
(l)	Represents 33,000 shares of restricted stock granted in Fiscal 2003 of which 8,250 vested on September 12, 2003. At January 3, 2004, Mr. Silverstein held 24,750 shares of restricted stock. One-third of such shares vest on September 12, 2004 and an additional one-third vest on each successive anniversary through September 12, 2006. At January 3, 2004, the value of such restricted shares was $16.16 per share and $399,960 in the aggregate. The Company does not pay dividends on its Common Stock.
(m)	Represents retention bonus of $187,500 paid pursuant to the Key Domestic Employee Retention Plan implemented in connection with the Company's bankruptcy proceedings.
(n)	Mr. Alvarez resigned as President and Chief Executive Officer of the Company effective April 15, 2003 upon the election of Mr. Gromek as President and Chief Executive Officer. Pursuant to the terms of a consulting agreement, Alvarez & Marsal, Inc. was paid consulting fees in connection with Mr. Alvarez's service as President and Chief Executive Officer of the Company after February 4, 2003. See "Certain Relationships and Certain Transactions" above.
(o)	Pursuant to the Plan (which modified Mr. Alvarez's then current employment agreement) in connection with the Company's emergence from bankruptcy on February 4, 2003, Mr. Alvarez received a payment of $5,707,552 consisting of (1) $1,950,000 in cash, (2) Second Lien Notes in the principal amount of $942,000 and (3) 266,400 shares of Common Stock valued at $2,815,552 at the time of issuance. Also includes Company portion of certain group term life insurance premiums of $124 and accrued vacation pay of $57,692.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value $ (a)
Joseph R. Gromek	600,000	(b)	20.6%	$9.55	April 15, 2013	$2,001,387
John Kourakos	240,000	(b)	8.3%	10.45	March 12, 2013	876,000
John Thomson Wyatt	240,000	(b)	8.3%	10.45	March 12, 2013	876,000
Roger A. Williams	240,000	(b)	8.3%	10.45	March 12, 2013	876,000
Stanley P. Silverstein	132,000	(b)	4.5%	10.45	March 12, 2013	481,800
Antonio C. Alvarez II		—	—	—	—	—

(a)	Option grant date present value is calculated using the Black-Scholes method assuming: (1) a risk-free rate of return of 2.55%; (2) a 42-month vesting schedule; (3) expected volatility of the market price of the Common Stock of 35%; (4) a ten-year option term; and (5) an expected option life of five years. These assumptions are the same assumptions used to determine stock-based compensation expense included in the Company's financial statements for Fiscal 2003.
(b)	One-fourth of such options vested on September 12, 2003 and one-fourth of such options vest each successive anniversary through September 12, 2006.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
Name (a)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Joseph R. Gromek	150,000/450,000	$991,500/$2,974,500
John Kourakos	60,000/180,000	342,600/1,027,800
John Thomson Wyatt	60,000/180,000	342,600/1,027,800
Roger A. Williams	60,000/180,000	342,600/1,027,800
Stanley P. Silverstein	33,000/99,000	188,430/565,290
Antonio C. Alvarez II	0/0	0/0

(a)	None of the Named Executives exercised any stock options in Fiscal 2003.

Pension Plan Table

AVERAGE ANNUAL COMPENSATION	YEARS OF SERVICE
BEST 13 YEARS	5	10	15	20	25	30
$100,000	$6,817	$13,633	$20,450	$27,267	$34,083	$40,900
$150,000	10,817	21,633	32,450	43,267	54,083	64,900
$200,000	11,555	23,110	34,665	46,221	57,776	69,331
$250,000	11,555	23,110	34,655	46,221	57,776	69,331
$300,000	11,555	23,110	34,655	46,221	57,776	69,331

The table above sets forth the annual pension benefits payable at age 65 pursuant to the Company's Pension Plan (the "Pension Plan"), which provides pension benefits to all qualified personnel based on the average highest 13 consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight life annuity amounts and are not subject to reduction for social security or other offset. Effective December 31, 2002, benefits under the Pension Plan were frozen, and, as a result, no future benefits will be earned by any participant in the Pension Plan. As of January

3, 2004, the following Named Executives have credited years of service under the Pension Plan as follows: Mr. Silverstein, 18 years, nine months; Mr. Williams, four years, seven months; and Mr. Wyatt, one year, seven months. The current maximum remuneration covered by the Pension Plan for each such individual is $200,000. Such amounts are included in the above Summary Compensation Table under "Salary" and "Bonus."

Employment Agreements

Joseph R. Gromek.    In connection with Mr. Gromek's employment, the Company entered into an employment agreement, dated April 14, 2003, with Mr. Gromek (the "Gromek Agreement"). The Gromek Agreement has an initial two-year term which commenced on April 15, 2003, with automatic one-year renewals thereafter unless notice of termination is given at least 180 days prior to the date on which the term would otherwise expire. Under the Gromek Agreement, Mr. Gromek will receive a base salary of $900,000 per year for the initial two-year term and employee benefits and perquisites consistent with those provided to the Company's other senior executives. In addition, the Gromek Agreement provides for a target bonus opportunity equal to 100% of his base salary (pro-rated for partial years) and a guaranteed bonus for Fiscal 2003 of no less than 50% of his base salary. Pursuant to the terms of the Gromek Agreement, the Company granted to Mr. Gromek 150,000 restricted shares of Common Stock and a 10-year option to purchase 600,000 shares of Common Stock, each award to be made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these equity awards will vest with respect to one-fourth of the shares on each September 12, beginning in 2003, provided Mr. Gromek is employed by the Company on each date, and will become fully vested if a Change in Control (as defined in the Gromek Agreement) occurs during the term of the Gromek Agreement. If Mr. Gromek's employment with the Company is terminated either by the Company without Cause or by Mr. Gromek for Good Reason (each term as defined in the Gromek Agreement), Mr. Gromek will be entitled to (1) salary continuation and participation in welfare benefit plans for 12 months, (2) a pro-rata bonus for the fiscal year in which the termination occurs and (3) immediate vesting of 50% of the remaining unvested shares of the restricted stock award that are outstanding as of the date of such termination. If Mr. Gromek is terminated because the Company chooses not to renew the Gromek Agreement's term, Mr. Gromek is entitled to salary continuation and participation in welfare benefit plans for six months. If Mr. Gromek's employment with the Company is terminated by the Company without Cause or by Mr. Gromek for Good Reason within one year following a Change in Control, Mr. Gromek is entitled to (1) salary continuation and participation in welfare benefit plans for 18 months and (2) a pro-rata bonus for the fiscal year in which such termination occurs. In order for Mr. Gromek to receive severance benefits, he will be required to execute a release of claims against the Company and its affiliates, and the Company will execute a release (with certain exceptions) of claims against Mr. Gromek. Under the terms of the Gromek Agreement, Mr. Gromek is bound by a perpetual confidentiality covenant, a post-termination non-competition covenant and a post-termination non-solicitation covenant.

Lawrence R. Rutkowski.    In connection with Mr. Rutkowski's employment, the Company entered into an employment agreement with Mr. Rutkowski effective September 11, 2003 (the "Rutkowski Agreement"). The Rutkowski Agreement has an initial two-year term commencing September 15, 2003, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Rutkowski Agreement, Mr. Rutkowski will receive a base salary of $550,000 (which may be reviewed annually by the Compensation Committee in consultation with Mr. Gromek for increase) and employee benefits and perquisites consistent with those provided to the Company's other senior executives. In addition, the Rutkowski Agreement provides for a target bonus opportunity equal to 70% of his base salary (pro-rated for Fiscal 2003). The Rutkowski Agreement also provides for a grant of 50,000 shares of restricted stock (the "Initial RS Grant") and an option to purchase 200,000 shares of the Company's Common Stock (the "Initial Option"), each award to be made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these equity awards will vest with respect to one-fourth of the shares covered thereby on each of February 29, 2004, February 28, 2005, February 28, 2006 and February 28, 2007, provided that Mr. Rutkowski is employed by the Company on such date. If Mr. Rutkowski's employment is terminated by the Company without Cause or by Mr. Rutkowski for Good Reason (each term as defined in the Rutkowski Agreement), Mr. Rutkowski is entitled to (1) salary continuation and participation in the Company's medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (2) a pro-rata bonus for the fiscal year during which he is terminated and (3) immediate vesting of that portion of the Initial RS Grant that would have vested if he had remained employed on the vesting date immediately following the date of his termination. In addition, that portion of the Initial Option that is vested on the date of his termination will remain exercisable for two years following the date of his termination. If Mr. Rutkowski's employment is terminated because of his death or disability, Mr. Rutkowski (or his estate or legal representative) is entitled to (1) a pro-rata bonus for the fiscal year during which his employment terminates, (2) immediate vesting of 50% of the remaining shares subject to the Initial RS Award and (3) full vesting of the Initial Option, which will remain exercisable for 12 months following the date of termination. If Mr. Rutkowski is terminated because the Company chooses not to renew the Rutkowski Agreement's term, Mr. Rutkowski is entitled to salary continuation and participation in medical and dental plans for six months, and the vested portion of the Initial Option will remain exercisable for nine months following the date of termination. If Mr. Rukowski's employment is terminated by the Company without Cause or by Mr. Rutkowski for Good Reason within one year following a Change in Control, Mr. Rutkowski is entitled to (1) salary continuation and participation in the Company's medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (2) a pro-rata bonus for the fiscal year during which he is terminated and (3) full vesting of the Initial RS Award and the Initial Option, with the option remaining exercisable for six months following the date of termination. If Mr. Rutkowski's employment is terminated by the Company for Cause or if he voluntarily resigns, he will forfeit any remaining shares subject to the Initial RS Award and the unvested portion of the Initial Option. In addition, if Mr. Rutkowski is terminated by the Company for Cause, he will be required to return to the Company any shares of Common Stock that were previously subject to the Initial RS Awards and any such shares that vested within six months prior to the date of termination, and to sell back to the Company any shares purchased pursuant to the Initial Option within six months prior to the date of termination; if any such shares have been sold or otherwise disposed of, Mr. Rutkowski will be required to repay to the Company the aggregate fair market value of such shares (less, if applicable, the exercise price) as of the date of the sale or other disposition. In order to receive severance benefits, Mr. Rutkowski will be required to execute a release of claims against the Company and its affiliates. Under the terms of the Rutkowski Agreement, Mr. Rutkowski is bound by a perpetual confidentiality covenant, a post-termination non-competition covenant and a post-termination non-solicitation covenant.

Key Domestic Employee Retention Plan

In connection with the Company's bankruptcy proceedings, the Company instituted the Key Domestic Employee Retention Plan (the "Retention Plan") which was approved by the Bankruptcy Court. The Retention Plan provided for stay bonuses, enhanced severance protection and discretionary transaction bonus opportunities during the Company's bankruptcy proceedings. The stay bonuses provided under the Retention Plan replaced the Company's existing bonus and other cash incentive compensation programs for the participants. Approximately 245 key domestic employees, including Messrs. Williams, Wyatt and Silverstein, were covered under the Retention Plan. One-half of Mr. Williams total stay bonus was paid on June 10, 2002 and one-half was paid on February 7, 2003. Mr. Wyatt's total stay bonus was paid on February 7, 2003. One-third of Mr. Silverstein's total stay bonus was paid on December 10, 2001, one-third was paid on June 10, 2002 and one-third was paid on February 7, 2003. No discretionary transaction bonus was paid to Messrs. Williams, Wyatt or Silverstein.

As a condition to participating in the Retention Plan, all participants were required to execute the Employee Waiver, Release and Discharge of Claims, which released the Company and its affiliates from claims by the Retention Plan participants against the Company (except with respect to certain indemnification rights and claims arising under the Company's retirement and savings plans).

The Retention Plan was terminated in connection with the Company's emergence from bankruptcy on February 4, 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of, and benefits provided to, the executive officers of the Company. The Compensation Committee operates under the Compensation Committee Charter. All members of the Compensation Committee are independent directors under the NASDAQ listing standards.

General Policies Regarding Compensation of Executive Officers

In establishing compensation and benefit levels for executive officers, the Compensation Committee seeks to (1) attract and retain individuals of superior ability and managerial talent; (2) motivate executive officers to increase Company performance primarily for the benefit of its stockholders and also for the benefit of its customers and other constituencies; and (3) reward executive officers for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of annual salary, variable annual cash compensation and stock-based, long-term incentive awards.

Base Salary

Salary levels generally are determined based on the Compensation Committee's subjective assessment of prevailing salary levels among the Company's industry peers and other companies with which, in the Compensation Committee's view, the Company competes for executive talent (including non-public companies and companies in related industries, such as retailing or general apparel manufacturing).

In general, the Compensation Committee attempts to set base salaries at levels which will attract and retain highly qualified individuals. In selected cases, the Compensation Committee may conclude that excellent executive talent may only be attracted and retained by compensation packages in excess of prevailing market levels.

In making such judgments regarding the appropriate compensation level for a particular executive officer, the Compensation Committee from time to time consults with independent executive compensation consultants.

Annual Bonus

The Compensation Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance.

Upon the recommendation of the Compensation Committee, the Board of Directors adopted and the Company's stockholders approved the Incentive Compensation Plan for the purpose of awarding annual cash bonuses to key employees and consultants, which plan is administered by the Compensation Committee. Under the Incentive Compensation Plan, the Compensation Committee has the discretion to determine awards to be granted to plan participants and the performance factors against which performance must be achieved in order to receive payment of awards.

Long-Term Incentive Compensation

Stock-based incentives, consisting of stock options granted at 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Restricted stock and stock options provide an incentive for executives to increase the return to the Company's stockholders.

Upon the recommendation of the Compensation Committee, the Board of Directors adopted and the Company's stockholders approved, the 2003 Stock Incentive Plan, which provides for a variety of equity-based awards, including stock options, restricted stock awards and other stock-based awards. The

2003 Stock Incentive Plan, including awards granted thereunder, is administered by the Compensation Committee. Under the 2003 Stock Incentive Plan, the Compensation Committee has the discretion to determine the awards to be granted to plan participants and all terms and conditions of such awards. Additionally, in fiscal 2004, upon the recommendation of the Compensation Committee, the Board of Directors approved an equity ownership and retention policy for directors and senior management.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for an exemption to such limitation, compensation in excess of $1.0 million per year paid to the Chief Executive Officer and to the other most highly compensated executive officers as of the end of the Company's fiscal year generally must constitute performance-based compensation under Section 162(m) of the Code. In order to so qualify, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more "outside directors," pursuant to an arrangement that has been disclosed to stockholders of a company and approved by a majority vote of its stockholders. Also, in order for an arrangement to give rise to fully deductible "performance-based" compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder to the employees covered by Section 162(m) of the Code.

The Compensation Committee is aware of the requirements for full deductibility of executive compensation under Section 162(m) of the Code. However, the Compensation Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby and may, in certain instances, pay compensation that is not fully deductible, if the Compensation Committee determines that such costs and burdens outweigh such benefits.

Compensation Of The Chief Executive Officer

The compensation, including annual base salary, annual incentive cash bonus and equity-based compensation, of Mr. Gromek, the Chief Executive Officer, as of the end of Fiscal 2003 was governed by his employment agreement described above in "Employment Agreements." In determining compensation under that agreement, consideration was given to Mr. Gromek's substantial experience and expertise as a senior executive, his past performance in the industry and the compensation of his industry peers. The Compensation Committee included elements in the compensation package designed to take into account Mr. Gromek's personal performance as evaluated against pre-established objectives in a number of areas, including growth in the Company's core business segments, marketing effectiveness and leadership development. In order to ensure that his interests continue to be aligned with those of the Company's stockholders, Mr. Gromek's compensation was designed to be sensitive to the Company's overall performance. In addition, Mr. Gromek's compensation package includes stock-based awards whose value is directly linked to the Company's performance.

For a description of the compensation of Mr. Alvarez, the Company's former Chief Executive Officer, see "Certain Relationships and Certain Transactions" above.

Members of the Compensation Committee (as of March 2, 2004)

David A. Bell (Chairman)
Robert A. Bowman
Sheila A. Hopkins
Charles R. Perrin

STOCK PRICE PERFORMANCE GRAPH

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended January 3, 2004, dated March 18, 2004 (the "Annual Report on Form 10-K"), is being mailed with this Proxy Statement. The Company will furnish any exhibit to the Annual Report on Form 10-K upon the request of a stockholder of record as of the close of business on April 21, 2003 for a fee limited to the Company's reasonable expenses in furnishing such exhibit. Requests for exhibits to the Annual Report on Form 10-K should be directed to the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, NY 10018.

The Annual Report on Form 10-K is not a part of the proxy solicitation materials.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 2005 must transmit that proposal (along with the stockholder's name, address, the number of shares of Common Stock that the stockholder holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such shares through the date of the 2005 annual meeting of stockholders) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting under Rule 14a-8 of the Exchange Act must be received by the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, not later than December 17, 2004. In order for proposals of stockholders made outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) of the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by March 2, 2005.

INDEPENDENT AUDITORS

The Board of Directors is recommending ratification of the appointment by the Company's Audit Committee of Deloitte & Touche as independent auditors of the Company for the fiscal year ending January 1, 2005. The Audit Committee is responsible for appointing and overseeing the work of the independent auditor. Before the Company's independent auditors are engaged to render any audit or permissible non-audit services, the engagement is approved in advance by the Audit Committee. If the stockholders do not ratify this appointment, the Audit Committee will reconsider its decision to appoint Deloitte & Touche.

Deloitte & Touche provided audit and other services during Fiscal 2003 and 2002 as set forth below:

SERVICES PROVIDED	Fiscal 2003	Fiscal 2002
Audit Fees (a)	$6,169,000	$3,765,000
Audit Related Fees (b)	135,000	125,000
Total Audit and Audit-Related Fees	6,304,000	3,890,000
Tax Fees (c)	1,340,000	1,604,263
All Other Fees	—	—
Total Fees	$7,644,000	$5,494,263

(a)	Fiscal 2003 includes fees for the audit of the Company's annual consolidated financial statements, quarterly reviews of interim consolidated financial statements, audit of the February 4, 2003 consolidated balance sheet, statutory audits and procedures related to the Company's offering memorandum, Securities Act of 1933 filings and registration statements. Fiscal 2002 includes fees for the audit of the Company's annual consolidated financial statements, quarterly reviews of interim consolidated financial statements and statutory audits.
(b)	Includes fees for the audits of the Company's employee benefit plans and certain royalty audits.
(c)	Includes fees for domestic and international tax planning and compliance services.

The Company has been advised by Deloitte & Touche that it will have a representative present at the Annual Meeting who will be available to respond to questions. The representative will also have the opportunity to make a statement if such representative desires to do so.

The accompanying proxy will be voted "FOR" the approval of the appointment of Deloitte & Touche by the Board of Directors as the Company's independent auditors for the fiscal year ending January 1, 2005 unless contrary instructions are given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS OF THE COMPANY, WHICH IS DESIGNATED AS ITEM NO. 2 ON THE ENCLOSED PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com. All members of the Audit Committee are independent directors.

Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent accountants, Deloitte & Touche, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company's independent accountants. As stated above and in the Audit Committee's charter, the Audit Committee's responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to the Company's financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies on the information provided to it and on representations made by management and the independent auditors.

The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended January 3, 2004 (the "Fiscal 2003 Financials") with management and the independent accountants. Management represented to the Audit Committee that the Fiscal 2003 Financials were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Deloitte & Touche provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed the independence of Deloitte & Touche with them.

Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the Fiscal 2003 Financials in the Annual Report on Form 10-K prior to its filing with the SEC on March 18, 2004.

Members of the Audit Committee (as of March 2, 2004)

Robert A. Bowman
Richard Karl Goeltz (Chairman)
Sheila A. Hopkins
Charles R. Perrin

RECENT DEVELOPMENTS

Election of Mr. Perrin as Non-Executive Chairman of the Board

On January 6, 2004, following the death of Mr. Buchalter, the Company's former Non-Executive Chairman, the Board of Directors elected Mr. Perrin Acting Non-Executive Chairman of the Company. On March 2, 2004, the Board of Directors elected Mr. Perrin as the Company's Non-Executive Chairman.

Resignation of Mr. Alvarez from the Board of Directors

On January 6, 2004, the Board of Directors accepted the resignation of Mr. Alvarez from the Board of Directors of the Company.

Election of Mr. Bowman to the Board of Directors

The Board of Directors elected Mr. Bowman as a director of the Company, effective January 6, 2004. Mr. Bowman is an independent director under the NASDAQ listing standards.

Election of Ms. Turpin to the Board of Directors

The Board of Directors elected Ms. Turpin as a director of the Company, effective April 5, 2004. Ms. Turpin is an independent director under the NASDAQ listing standards.

OTHER MATTERS

The Company knows of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy vote the shares represented thereon in accordance with their best judgment.

THE WARNACO GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2004
11:00 AM EDT

The Westin New York at Times Square
270 West 43rd Street
New York, NY 10036

The Warnaco Group, Inc. 501 Seventh Avenue New York, New York 10018	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Joseph R. Gromek, Jay A. Galluzzo, and Lawrence R. Rutkowski, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

1. Election of directors:	01 David A. Bell	05 Sheila A. Hopkins	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
	02 Robert A. Bowman	06 Charles R. Perrin
	03 Richard Karl Goeltz	07 Cheryl Nido Turpin
04 Joseph R. Gromek
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the current fiscal year.			For Against Abstain
3. To transact such other business as may properly come before the Annual meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box Indicate changes below:			Date ______________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.